Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120

PPG reports strong earnings,

cash flow in fourth quarter

PITTSBURGH, Jan. 15, 2004 – PPG Industries reported today fourth quarter net income of $122 million, or 71 cents a share, including an aftertax charge of $8 million, or 5 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement reported in May of 2002. Sales were $2.18 billion.

This compares with fourth quarter 2002 net income of $94 million, or 55 cents a share, including an aftertax charge of $4 million, or 2 cents a share, to reflect the net increase in the value of the company’s obligation under the asbestos settlement agreement. Sales were $1.99 billion.

For all of 2003, PPG recorded net income of $494 million, or $2.89 per share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $23 million, or 14 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement; and $2 million, or 1 cent a share, for restructuring. Sales for 2003 were $8.76 billion.

For all of 2002, PPG recorded a net loss of $69 million, or 41 cents a share, including aftertax charges of $484 million, or $2.85 a share, for the asbestos settlement; $52 million, or 31 cents a share, for restructuring; and $9 million, or 5 cents a share, for the cumulative effect of a required accounting change. Sales for 2002 were $8.07 billion.

“We generated cash from operating activities of about $350 million during the fourth quarter, representing an increase of about $75 million over last year’s fourth quarter, as a result of stronger earnings and further reductions in working capital,” said Raymond W. LeBoeuf, PPG chairman and chief executive officer. “In 2003 we paid down debt by nearly $400 million, reducing our debt-to-total capital ratio to 36 percent, surpassing our year-end goal of 40 percent. In addition, we increased our cash position for the year by about $375 million, and expect strong cash flow again in 2004.

“We produced solid earnings for the quarter thanks to improved cost performance, increased volumes across all of our businesses, stronger pricing in commodity chemicals, the growing success of our optical products business and the strengthening of the euro. This was achieved in the face of cost increases for energy, labor, pension and retiree medical and environmental costs. Further, the change in the current value of the asbestos settlement agreement negatively impacted the pretax comparison to a year ago by $7 million.”

Consistent with previous disclosures, fourth quarter 2003 pretax earnings included approximately $37 million of higher pension and retiree medical costs compared with a year ago.

Looking to the future, LeBoeuf added, “Our optimism about the global economy grew throughout 2003 and that continues today, fueled by improvements in North America and Asia, where we are well positioned. Even in Europe, there are some positive signs in the economy; however, that improvement could be negated by a stronger euro. At the same time, we remain committed to making significant further reductions in costs, ensuring that an improving economy will produce even better results. Additionally, we will continue to develop new products and pursue growth.”

Coatings sales increased $134 million, or 12 percent, due to the strengthening of foreign currencies and stronger volumes in the architectural, aerospace, automotive and industrial businesses. Operating earnings were up $36 million largely due to increased volumes, lower overhead costs, improved manufacturing efficiencies and the favorable effects of foreign currency translation. These were offset, in part, by higher pension and retiree medical costs and inflationary cost increases.

Glass sales increased $18 million, or 4 percent, largely on the strengthening of foreign currencies. Stronger volumes in the automotive original equipment and flat glass businesses were offset by lower prices in the automotive original equipment, automotive replacement glass and fiber glass businesses. Operating earnings were down by $18 million because of lower selling prices and higher energy, pension and retiree medical costs, which more than offset the benefit of higher volumes, improved manufacturing efficiencies and lower overhead.

Chemical sales increased $33 million, or 8 percent, on higher selling prices for commodity products, stronger optical products volumes and the strengthening of foreign currencies, offset partially by lower volumes for commodity products. Operating earnings increased $17 million as higher selling prices and improved volumes more than offset increased overhead (in our optical business), environmental remediation, energy and pension and retiree medical costs.

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Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding fourth quarter 2003 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Jan. 23. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company’s operations, as discussed in PPG Industries’ Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the implementation of the asbestos settlement referenced above, as discussed in PPG’s filings with the Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended December 31		12 Months Ended December 31
	2003	2002	2003	2002
Net sales	$2,175	$1,990	$8,756	$8,067
Cost of sales	1,364	1,261	5,521	5,066

GROSS PROFIT	811	729	3,235	3,001
Other expenses (earnings):
Selling & other	492	437	1,868	1,692
Depreciation	90	91	365	366
Interest	26	29	107	128
Amortization	7	8	29	32
Asbestos settlement – net	14	7	38	755
Business realignments	—	—	4	77
Other – net	(8)	(1)	(19)	(21)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	190	158	843	(28)
Income tax expense (benefit)	59	57	293	(7)
Minority interest	9	7	50	39

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	122	94	500	(60)
Cumulative effect of accounting change, net of tax	—	—	(6)	(9)

NET INCOME (LOSS)	$122	$94	$494	$(69)

Earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$0.72	$0.56	$2.94	$(0.36)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share	$0.72	$0.56	$2.91	$(0.41)

Earnings (loss) per common share – assuming dilution:
Income (loss) before cumulative effect of accounting change	$0.71	$0.55	$2.92	$(0.36)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share – assuming dilution	$0.71	$0.55	$2.89	$(0.41)

Average shares outstanding	170.3	169.4	169.9	169.1

Average shares outstanding – assuming dilution	171.8	170.1	170.9	169.9

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this new standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	Dec. 31 2003	Dec. 31 2002
	(millions)
Current assets:
Cash & cash equivalents	$499	$117
Receivables – net	1,631	1,486
Inventories	997	942
Other	410	400

Total current assets	3,537	2,945
Investments	265	262
Property less accumulated depreciation	2,566	2,632
Goodwill & identifiable intangible assets	1,652	1,561
Other assets	404	463

TOTAL	$8,424	$7,863

Current liabilities:
Short-term debt & current portion of long-term debt	$327	$352
Asbestos settlement	308	190
Accounts payable & accrued liabilities	1,504	1,378

Total current liabilities	2,139	1,920
Long-term debt	1,339	1,699
Asbestos settlement	500	566
Deferred income taxes	88	64
Accumulated provisions	1,310	1,333
Minority interest	137	131
Shareholders’ equity	2,911	2,150

TOTAL	$8,424	$7,863

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended December 31		12 Months Ended December 31
	2003	2002	2003	2002
Net sales
Coatings	$1,241	$1,107	$4,835	$4,482
Glass	511	493	2,150	2,071
Chemicals	423	390	1,771	1,514

TOTAL	$2,175	$1,990	$8,756	$8,067

Operating income
Coatings	$181	$145	$707	$605
Glass	11	29	71	143
Chemicals	51	34	232	124

TOTAL	243	208	1,010	872
Interest – net	(23)	(26)	(97)	(119)
Asbestos settlement – net	(14)	(7)	(38)	(755)
Other unallocated corporate expense – net	(16)	(17)	(32)	(26)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE (1)	$190	$158	$843	$(28)

(1)	Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the twelve months ended December 31, 2003, includes a charge of $6 million for restructuring actions initiated in 2003 related to the coatings and glass segments and a reversal of $2 million of the restructuring reserve originally recorded in 2002 related primarily to the coatings segment.

Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the twelve months ended December 31, 2002, includes a charge for $77 million for restructuring and other related activities, including severance and other costs of $66 million, asset dispositions of $15 million and a reversal of $4 million of coatings restructuring reserve originally recorded in 2001. The amounts by business segment were as follows:

12 Months Ended December 31 2002
Coatings	$73
Glass	1
Chemicals	1
Corporate	2

$77

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